Exhibit 10.1

HCP, INC.
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on May 31, 2011, by and between HCP, Inc. (the “Company”) and James W. Mercer (“Executive”).  Where the context permits, references to “the Company” shall include the Company and any successor of the Company.

W I T N E S S E T H:

WHEREAS, the Company and Executive mutually desire to set forth herein the terms and conditions pursuant to which Executive will serve as the Executive Vice President, General Counsel and Corporate Secretary of the Company (the “General Counsel”), beginning July 1, 2011 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.           SERVICES AND DUTIES.  Subject to Section 2 hereof, from and after the Effective Date, Executive shall, pursuant to the terms of this Agreement, be employed by the Company as the Executive Vice President, General Counsel and Corporate Secretary.  The principal location of Executive’s employment with the Company shall be at the Company’s headquarters in Long Beach, California, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.  During the Term (as defined in Section 2), Executive shall be a full-time employee of the Company, shall dedicate substantially all of Executive’s working time to the Company, and shall have no other employment or other business ventures which are undisclosed to the Company or which conflict with Executive’s duties under this Agreement.  Executive shall have such authorities, duties and responsibilities as the Company’s chief executive officer (or delegee) may from time to time assign to him and reasonably consistent with those customarily performed by a General Counsel of a company having a similar size and nature of the Company. Notwithstanding the foregoing, nothing herein shall prohibit Executive from participating in trade associations or industry organizations which are related to the business of the Company or engaging in charitable, civic or political activities, so long as such interests do not materially interfere, individually or in the aggregate, with the performance of Executive’s duties hereunder.

2.           TERM.  Executive’s employment under the terms and conditions of this Agreement shall commence on the Effective Date.  Such employment shall continue for an initial term of three (3) year following the Effective Date (the “Initial Term”), which will be automatically extended on the last day of the Initial Term for an additional one (1)-year term (the “First Renewal Term”) and thereafter for one additional one (1)-year term at the expiration of the Initial Renewal Term (the “Second Renewal Term”) (collectively, these terms hereinafter referred to as the “Term”), unless either the Executive or the Company has given written notice to the other no less than sixty (60) days prior to the expiration of the Term that the Term shall not be so extended.  Notwithstanding the above, the Term shall earlier expire immediately upon the termination of Executive’s employment pursuant to Section 5 hereof.

3.         COMPENSATION.

(a)        Base Compensation.  The Company shall pay to Executive a base salary in the amount of $500,000 per annum in accordance with the regular payroll practices of the Company (the base salary as in effect from time to time, the “Base Compensation”).  Payment of the Base Compensation is subject to customary employee contributions to any benefit programs in which Executive is enrolled.  The Base Compensation may be increased from time to time at the Company’s sole discretion, but in no event shall the Base Compensation be reduced without Executive’s approval.

(b)        Annual Cash Bonus.  For each calendar year during the Term, Executive shall be eligible to receive an annual cash incentive award (an “Annual Bonus”), the actual amount of such bonus will be determined based on the achievement of performance criteria relating to both Executive and the Company, as determined each year in good faith by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company (or any successor thereto).  The Annual Bonus for 2011 shall be $312,500, payable only if Executive has not resigned or been terminated for Cause prior to December 31, 2011.  The Annual Bonus, if any, shall be paid to Executive by no later than March 15 of the year following the year to which such Annual Bonus relates, so long as Executive is actively employed by the Company and has not provided a notice of resignation to the Company or received a notice of termination from the Company as of the date of payment.

(c)        Equity Award.

(i)           As soon as practicable after the Effective Date, Executive shall be granted a one-time award of restricted stock grant with a value of $750,000, based on the average closing stock price on the 10 trading days immediately preceding the Effective Date, which stock grant shall vest in equal, annual tranches over three years following the date of grant.

(ii)           So long as Executive is actively employed by the Company and has not provided a notice of resignation to the Company or received a notice of termination from the Company as of the date of grant, in the first quarter of 2012, Executive shall be granted a combination of  performance based restricted stock units, and stock options with a “value upon grant” (defined below) of no less than $625,000, which shall vest in equal, annual tranches over four years following the date of grant, generally subject to Executive’s continued employment with the Company as of the applicable vesting date, and shall otherwise be subject to the terms and conditions of this Agreement and, to the extent not inconsistent with this Agreement, the terms and conditions of the applicable plan documents and the definitive award agreement.  “Value Upon Grant” means (i) for restricted stock units, the value of HCP’s common stock on the date of the grant times the number of shares granted, plus (ii) for stock options, the value as calculated by the Black-Scholes, or other similar valuation method, times the number of options granted.

(iii)           Withholding.  All taxable compensation payable to Executive pursuant to this Agreement shall be subject to any applicable withholding taxes and such other taxes as are required under Federal law or the law of any state or governmental body to be collected with respect to compensation paid by the Company to Executive.

4.         BENEFITS AND PERQUISITES.

(a)        Retirement and Welfare Benefits.  Commencing no later than August 1, 2011 and thereafter during the Term, Executive shall be eligible to participate in all fringe benefits, perquisites, and such other benefit plans and arrangements as are made available to the Company’s senior executives during the Term.  The benefits described herein shall be subject to the applicable terms of the applicable plans and shall be governed in all respects in accordance with the terms of such plans as from time to time in effect.  Nothing in this Section 4, however, shall require the Company to maintain any benefit plan or provide any type or level of benefits to its current or former employees, including Executive.

(b)        Paid Time Off.  During the Term, Executive shall be entitled to 24 paid vacation days per full calendar year.  Vacation days are subject to the Company’s vacation policies as in effect from time to time, including any maximum cap of vacation time which may be accrued that exceeds Executive’s annual entitlement.

(c)        Reimbursement of Expenses.  The Company shall reimburse Executive for any and all expenses reasonably incurred by Executive during the Term in performing Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

5.           TERMINATION.  The Term and Executive’s employment hereunder may be terminated (1) by the Company for “Cause” (as defined and determined below), effective on the date on which a written notice to such effect (a “Cause Termination Notice”) is delivered to Executive; (2) by the Company at any time without Cause (which includes pursuant to an election by the Company not to renew the Term, the written notice (pursuant to Section 2) of which shall be deemed a notice of termination of Executive’s employment hereunder), effective sixty (60) days following the date on which a written notice to such effect is delivered to Executive or, at the election of the Company in its sole discretion, such earlier date as is reasonably designated by the Company, provided that the Company shall continue to pay Executive’s Base Compensation for sixty (60) days following such notice of termination; (3) by Executive for “Good Reason” (as defined and determined below), effective sixty (60) days following the date on which a written notice to such effect is delivered to the Company; or (4) by Executive at any time, effective sixty (60) days following the date on which a written notice to such effect is delivered to the Company (or its successors).  Upon any termination of Executive’s employment hereunder, Executive shall be entitled to receive the following:  (i) any accrued but unpaid Base Compensation (to be paid as provided in Section 3(a)); (ii) reimbursement for expenses incurred by Executive prior to the date of termination in accordance with Section 4(c) hereof; (iii) vested benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans as of the date of termination; and (iv) any additional amounts or benefits due under any applicable plan, program, agreement or arrangement of the Company or its Affiliates (such plans, programs, agreements and arrangements, collectively, “Company Arrangements” and the amounts and benefits described in clauses (i) through (iv) above, collectively, the “Accrued Benefits”).  Accrued Benefits under this Section 5 shall in all events be paid in accordance with the Company’s payroll procedures, expense reimbursement procedures or plan terms, as applicable, or in accordance with applicable law.

(a)        Termination by the Company for Cause or by Executive without Good Reason.  If Executive’s employment hereunder is terminated during the Term by the Company for Cause or by Executive without Good Reason, Executive shall not be entitled to any further compensation or benefits other than the Accrued Benefits.

(b)        Termination by the Company without Cause or by Executive With Good Reason.  If Executive’s employment hereunder is terminated during the Term (I) by the Company (A) other than for Cause, and other than due to Executive’s death or “Disability” (as defined below) or (B) as a result of the Company’s non-renewal of the Term, or (II) by Executive with Good Reason, then Executive shall be entitled to (1) the Accrued Benefits and (2) upon Executive’s execution of a general release of claims that is substantially in the form attached hereto as Exhibit A (the “Release”), and the expiration of the applicable revocation period with respect to such Release within sixty (60) days following the date of termination, and provided that Executive does not materially breach the restrictive covenants set forth in Section 6 hereof or in any other agreement between Executive and the Company or to which Executive is a party (including, without limitation, any restricted stock agreement between the Company and Executive (collectively, “Restrictive Covenants”)) or any other ongoing obligation to which Executive is subject as of the date of termination:

(i)           an amount equal to the lesser of (x) the sum of 24 months of Base Compensation, at the rate then in effect or (y) the total amount of Base Compensation, at the rate then in effect, that would have been paid to Executive had he remained employed for the remainder of the Term, to be paid in equal installments in accordance with the regular payroll practices of the Company over a 12-month period commencing on the first payroll date following the date of termination, but with the first actual payment to be made on the 60th day following the date of termination, which payment shall consist of all amounts otherwise payable to the Executive pursuant to this subsection (i) between the date of termination and the 60th day following the date of termination;

(ii)           subject to the applicable terms and conditions of the applicable award agreements (but, in each case, only to the extent consistent with this Agreement), Executive’s equity (including but not limited to stock grants, performance-based restricted stock units and stock options) the vesting schedule of the grant provided pursuant to Section 3(c)(i) herein shall be fully accelerated.  Any remaining shares shall be forfeited.

(c)        Termination Due to Death or Disability.  If Executive’s employment hereunder terminates due to death or Disability, then Executive shall be entitled to the Accrued Benefits.

(d)        Welfare Benefit Continuation.  In the event that Executive’s employment hereunder is terminated other than (i) by the Company for Cause or (ii) by Executive without Good Reason, the Company shall reimburse Executive for the full amount of the COBRA premiums incurred by Executive during the 12 month period following the date of such termination, provided that (A) such reimbursement does not result in adverse tax consequences to the Company under Section 105(h) of the Code or otherwise and (B) such reimbursement shall immediately cease in the event that Executive becomes eligible to participate in the health insurance plan of a subsequent employer or other service recipient.

(e)        Definitions.  For purposes of this Agreement:

“Affiliate” means an affiliate of the Company (or other referenced entity, as the case may be) as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

“Cause” means the occurrence of any of the following: (i) Executive’s willful and continued failure to perform his duties with the Corporation (other than any such failure resulting from his or her incapacity due to physical or mental illness) after a written demand for performance is delivered to Executive by the Company, which demand specifically identifies the manner in which the Company believes that Executive has not performed his duties; (ii) Executive’s willful and continued failure to follow and comply with the policies of the Company as in effect from time to time (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a written demand for performance is delivered to Executive by the Company, which demand specifically identifies the manner in which the Company believes that Executive has not followed or complied with such Company policies; (iii) Executive’s willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Company; (iv) the Participant’s willful engagement in illegal conduct or gross misconduct, in each case which is materially and demonstrably injurious to the Company; (v) Executive’s breach of any provision of Section 6 of this Agreement; or (vi) Executive’s indictment for, conviction of, or a plea of guilty or nolo contendere to any felony.

For purposes of clarification, if the definition of “Cause” set forth above, and the process associated with it, differs from the definition of cause (or similar term) in any stock incentive plan or agreement of the Company or any of its Affiliates, including the Company’s incentive stock award plan or any other such plan or agreement under which a grant of restricted stock shall be made, the definition set forth above shall control.

“Disability” means that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan, or disability plan, covering employees of the company or an Affiliate of the Company.

“Good Reason” means the occurrence, without the express prior written consent of Executive, of any of the following events: (i) the failure by the Company to pay the Executive any portion of Executive’s Base Compensation within ten (10) days of the date such compensation is due, (ii) the relocation of Executive’s principal location of employment, to a location outside a fifty (50) mile radius from Long Beach, California, (iii) any material diminution of Executive’s duties, responsibilities or authorities hereunder, (iv) any material breach by the Company of any of its material obligations to Executive, or (v) any failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of its business or assets within 30 days after any reconstruction, amalgamation, combination, merger, consolidation, sale, liquidation, dissolution or similar transaction, unless such assumption occurs by operation of law.  Notwithstanding the foregoing, “Good Reason” to terminate Executive’s employment shall not exist unless (a) a written notice has first been delivered to the Board by Executive (the “Good Reason Notice”), which Good Reason Notice (1) specifically identifies the event(s) Executive believes constitutes Good Reason and (2) provides 30 days from the date of such Good Reason Notice for the Company to cure such circumstances (the “Good Reason Period”) and (b) the Company has failed to timely cure such circumstances.  If the Company fails to timely cure such circumstances in accordance with the foregoing, Executive may send a notice to the Board that he is terminating his employment for Good Reason (“Good Reason Termination Notice”), in which case his employment hereunder shall thereupon be terminated for Good Reason.  If any Good Reason Notice to the Board shall not have been delivered by Executive within ninety (90) days following the date Executive becomes aware of the purported existence of a Good Reason event, or any Good Reason Termination Notice to the Board shall not have been delivered by Executive within thirty (30) days following the end of the Good Reason Period, then any purported termination of Executive’s employment relating to the applicable event shall not be a termination for Good Reason under this Agreement.

(f)        Resignation as Officer or Director.  Upon a termination of Executive’s employment hereunder, unless requested otherwise by the Company, Executive shall resign each position (if any) that Executive then holds as an officer of the Company or as an officer or director of any of their Affiliates.

(g)        Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Executive has incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following an Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death).  To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

6.           COVENANTS.  Executive acknowledges that during the period of his employment with the Company or any Affiliate, he shall have access to the Company’s “Confidential Information” (as defined below) and will meet and develop relationships with the Company’s potential and existing suppliers, financing sources, clients, customers and employees.

(a)        Noncompetition.

(i)          Executive agrees that during the period of his employment with the Company, Executive shall not:  (A) directly or indirectly, engage in, manage, operate, control, supervise, or participate in the management, operation, control or supervision of any business or entity which competes with (any such action individually and in the aggregate, to compete with) the Company or any of its subsidiaries (collectively, the “Company Group”) or serve as an employee, consultant or in any other capacity for such business or entity; (B) have any ownership or financial interest, directly, or indirectly, in any competitor including, without limitation, as an individual, partner, shareholder (other than as a shareholder of a publicly-owned corporation in which the Executive owns less than five percent (5%) of the outstanding shares of such corporation), officer, director, employee, principal, agent or consultant, or (C) serve as a representative of any business organization; any or all of which, without first obtaining written approval of the chief executive officer of the Company.  Executive also agrees that as long as he is employed by the Company, he will not undertake the planning or organization of any business activity competitive with the Company Group.

(b)        Solicitation of Employees, Etc.  Executive agrees that during the period of his employment with the Company and for twelve (12) months thereafter, Executive shall not, directly or indirectly, other than in connection with carrying out his duties during the period of his employment with the Company, solicit or induce any of the employees or consultants of the Company Group (or individuals who served as employees or consultants of the Company Group at any time during the preceding nine (9) month period):  (i) to terminate their employment or relationship with the Company Group, and/or (ii) to work for the Executive or any competitor of the Company Group.

(c)        Solicitation of Clients, Etc.  Executive agrees that during the period of his employment with the Company and for twelve (12) months thereafter, he will not use Confidential Information (as defined below) to, directly or indirectly, solicit, take away, divert or attempt to divert, the business or patronage of any clients or customers of the Company for the purpose of providing services that materially compete with the products provided by the Company at the time of Executive’s termination.  For purposes of this Agreement, “products provided by the Company” includes not only products and services which the Company then provides and/or markets or sells, but also those which it is in the process of researching and/or developing, at the time of Executive’s termination, and/or as to which, at the time of Executive’s termination, the Company has a strategic business plan in place to research, develop and/or market at some time in the future.  The restrictions on soliciting or providing services to customers of the Company apply to:  (i) any customer or customer contact of the Company with whom Executive has had any business relations during his employment (whether before or after the Effective Date) with the Company; and (ii) any customer or customer contact who was a customer or customer contact of the Company on the date of Executive’s termination from the Company or during the twelve-month period prior to such termination, or who was a prospective customer or customer contact of the Company with whom the Company had actually met with, or had written or telephonic communications with, during said period(s).

(d)        Disparaging Comments.  Executive agrees not to make critical, negative or disparaging remarks about the Company or any of its Affiliates, including, but not limited to, comments about any of its assets, services, management, business or employment practices, and not to voluntarily aid or voluntarily assist any person in any way with respect to any third party claims pursued against the Company Group.  Nothing in this Section 6(d) will prevent Executive or the Company from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process.

(e)        Confidentiality.  The Company and the Executive acknowledge that:

(i)           The Company’s business is highly competitive;

(ii)          The essence of that portion of the Company’s business in which the Executive will be involved consists, in large degree, of trade secrets, proprietary or confidential business or financial affairs information, materials, know-how (whether or not in writing), technology, product information, personnel information regarding its employees, and intellectual property belonging to the Company and confidential and proprietary business and client relationships (all of the foregoing will be referred to collectively as “Trade Secrets”), which have been developed at great investment of time and resources by the Company Group so as to engender substantial good will of the Company, all of which are and will be the exclusive property of the Company, protected and kept secret by the Company; and

(iii)         Without limiting Executive’s obligations under the foregoing, the Executive agrees that during the period of his employment with the Company and at all times thereafter, Executive shall keep secret and retain in strictest confidence and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company, all confidential information of and confidential matters (whether available in written, electronic form or orally) relating to (A) the Company Group’s pricing and business (including, without limitation, the strategies employed by and the actual investments of any member of the Company Group and the contemplated business strategies and/or investments of any member of the Company Group), (B) all corporations or other business organizations in which the Company Group has or has had an investment and (C) third parties learned by Executive heretofore or hereafter directly or indirectly in connection with Executive’s employment with the Company or from the Company Group (the “Confidential Information”).  In consideration of, and as a condition to, continued access to Confidential Information and without prejudice to or limitation on any other confidentiality obligation imposed by agreement or law, Executive hereby agrees to undertake to use and protect Confidential Information in accordance with restriction placed on its use or disclosure.  Without limiting the foregoing, Executive shall not disclose such Confidential Information to any director, officer, partner, employee or agent of the Company Group unless in

Executive’s reasonable good faith judgment, such person has a need to know such Confidential Information in furtherance of the Company Group’s business, and (except in connection with the business and affairs of the Company) Executive shall not disclose Confidential Information to anyone outside of the Company Group except with the Company’s express written consent.

(iv)         Executive acknowledges that the Company’s rights in its Trade Secrets and Confidential Information would be misappropriated should the Executive use or disclose to others the Trade Secrets and/or Confidential Information outside the scope of his employment pursuant to this Agreement.

(v)          Executive agrees that during the period of his employment with the Company, Executive shall not directly or indirectly, use, disseminate, or disclose, in whole or in part, any of the Company Group’s Trade Secrets to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, other than (A) in the regular and proper scope and course of Executive’s employment with Company, or (B) as required by law, provided, however, that Executive will give Company reasonable advance notice of any such disclosure or use that is required by law.

(vi)         As used in this Agreement, each of the terms “Trade Secrets” and “Confidential Information” will not include any information that becomes generally known to the public or within the relevant trade or industry unless it becomes known due to Executive’s violation of this Agreement.

(f)         Cooperation.  Executive agrees that at all times following the termination of his employment, Executive will cooperate in all reasonable respects with the Company and its Affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against the Company or any of its Affiliates, to the extent the Company reasonably deems Executive’s cooperation necessary.  Executive shall be reimbursed for all reasonable out-of-pocket expenses incurred by Executive as a result of such cooperation.  With respect to any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought against Executive in connection with his employment by the Company, the Company will honor, and proceed in accordance with, its bylaws as in effect from time to time.

(g)        No Limitation.  Nothing contained in this Section 6 shall limit any common law or statutory obligation that Executive may have to the Company or any of its Affiliates.  For purposes of all provisions of this Section 6, the “Company” refers to the Company and any incorporated or unincorporated Affiliates of the Company, including any entity which becomes Executive’s employer as a result of any reorganization or restructuring of the Company for any reason.

(h)        Acknowledgement.  Executive agrees and acknowledges that each restrictive covenant in this Section 6 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its Affiliates, imposes no undue hardship on Executive, is not injurious to the public, and that, notwithstanding any provision in this Agreement to the contrary, any violation of this restrictive covenant shall be specifically enforceable in any court of competent jurisdiction.  Executive agrees and acknowledges that a portion of the compensation paid to Executive under this Agreement will be paid in consideration of the covenants contained in this Section 6, the sufficiency of which consideration is hereby acknowledged.  If any provision of this Section 6 as applied to Executive or to any circumstance is adjudged by a court with jurisdiction upon short notice to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provisions of this Section 6.  If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, Executive agrees that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.  Executive agrees and acknowledges that the breach of this Section 6 will cause irreparable injury to the Company and upon breach of any provision of this Section 6, the Company shall be entitled to seek injunctive relief, specific performance or other equitable relief by any court with jurisdiction upon short notice; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).  Each of the covenants in this Section 6 shall be construed as an agreement independent of any other provisions in this Agreement.

(i)         Permitted Statements.  Nothing in this Agreement shall restrict either party from making truthful statements (i) when required by law, subpoena, court order or the like; (ii) when requested by a governmental, regulatory, or similar body or entity; or (iii) in confidence to a professional advisor for the purpose of securing professional advice.

7.           SECTION 280G.

(a)           Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefit received or to be received by Executive or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would not be deductible (in whole or part) by the Company or any Affiliates making such payment or providing such benefit as a result of Section 280G of the Code, then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), the portion of the Total Payments that do not constitute deferred compensation within the meaning of Section 409A of the Code shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero), with cash payments being reduced before non-cash payments, and payments to be paid last being reduced first.

(b)           For purposes of this limitation, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code; (iii) the severance payments payable to Executive pursuant to Section 5 hereof shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii) of this paragraph) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions by reason of Section 280G of the Code, in the opinion of Tax Counsel; and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c)           If it is established pursuant to a final determination of a court of competent jurisdiction or an Internal Revenue Service proceeding that, notwithstanding the good faith of Executive and the Company in applying the terms of this Section 7, the Total Payments paid to or for Executive’s benefit are in an amount that would result in any portion of such Total Payments being subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, if such repayment would result in (i) no portion of the remaining Total Payments being subject to the Excise Tax and (ii) a dollar-for-dollar reduction in Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, the Executive shall have an obligation to pay the Company upon demand an amount equal to the sum of (x) the excess of the Total Payments paid to or for Executive’s benefit over the Total Payments that could have been paid to or for Executive’s benefit without any portion of such Total Payments being subject to the Excise Tax; and (y) interest on the amount set forth in clause (x) of this sentence at the rate provided in Section 1274(b)(2)(B) of the Code from the date of Executive’s receipt of such excess until the date of such payment.

8.          ASSIGNMENT.  This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators.  Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation shall be null and void.  The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company’s Affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.

9.           GENERAL.

(a)        Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one (1) business day following personal delivery (including personal delivery by telecopy or telex), or the third (3rd) business day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

Chief Executive Officer
HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, CA 90806

To Executive:

At the address shown in the Company’s personnel records

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b)        Severability.  Any provision of this Agreement which is deemed by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable by a court of competent jurisdiction because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(c)        Entire Agreement.  This document, together with all restrictive covenants in any and all agreements between Executive and the Company or to which Executive is a party constitute the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and except as otherwise explicitly set forth in this Agreement, supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

(d)        Counterparts.  This Agreement may be executed on separate counterparts, any one (1) of which need not contain signatures of more than one (1) party, but all of which taken together will constitute one and the same agreement.  Signatures delivered by facsimile or “pdf” shall be effective for all purposes.

(e)        Amendments.  No amendments or other modifications to this Agreement may be made except by a writing signed by all parties.  No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(f)        Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of California without giving effect to principles of conflicts of law of such state.

(g)        Survivorship.  The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

(h)        Waiver.  The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.  No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(i)         Headings.  The subject heading of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(j)         Construction.  The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel.  Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

10.        ARBITRATION.

(a)        If any legally actionable dispute arises which cannot be resolved by mutual discussion between the parties, each of Executive and the Company agree to resolve that dispute by arbitration before an arbitrator experienced in employment law.  Said arbitration will be conducted pursuant to the JAMS Employment Arbitration Rules and Procedures and applicable California law.  The parties agree that this arbitration agreement includes any such disputes that the Company and its related entities may have against Executive, or Executive may have against the Company and/or its related entities and/or employees, arising out of or relating to Executive’s employment or its termination including any claims of discrimination or harassment in violation of applicable law and any other aspect of Executive’s compensation, training, employment, or its termination.

(b)        The parties further agree that this arbitration provision is the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law or an administrative claim with an administrative agency.  THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JUDGE OR JURY.

(c)        The parties agree that the arbitration shall be conducted in Los Angeles County, California, unless otherwise mutually agreed.

(d)        The provisions of Section 1281.8 of the California Code of Civil Procedure with respect to provisional remedies will apply to any such arbitration.  In any such arbitration proceeding, any hearing must be transcribed by a certified court reporter and the arbitrator's decision must be set forth in writing, consistent with the law of California and supported by essential findings of fact and conclusion of law.  The arbitrator may issue any remedy or award available under applicable law but may not add to, modify, change or disregard any lawful terms of this Agreement or issue an award or remedy that is contrary to the law of California.  The parties further agree that each party shall pay its own costs and attorneys’ fees, if any; provided, however, the Company shall pay any costs and expenses that Employee would not otherwise have incurred if the dispute had been adjudicated in a court of law, rather than through arbitration, including the arbitrator’s fee, any administrative fee, and any filing fee in excess of the maximum court filing fee in the jurisdiction in which the arbitration is commenced.  If either party prevails on a statutory claim that affords the prevailing party an award of attorneys’ fees, then the arbitrator may award reasonable attorneys’ fees to the prevailing party, consistent with applicable law.

11.        REPRESENTATIONS.  Each party represents and warrants that (a) such party is not subject to any contract, arrangement, agreement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits such party’s ability to enter into and fully perform such party’s obligations under this Agreement; (b) such party is not otherwise unable to enter into and fully perform such party’s obligations under this Agreement; and (c) upon the execution and delivery of this Agreement by both parties, this Agreement shall be such party’s valid and binding obligation, enforceable against such party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

12.        INCONSISTENCIES.  In the event of any inconsistency between any provision of this Agreement and any provision of any other Company arrangement, the provisions of this Agreement shall control to the extent more favorable to Executive unless Executive otherwise agrees in a writing that expressly refers to the provision of this Agreement whose control he is waiving.

13.        BENEFICIARIES/REFERENCES.  Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof.  In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION WHEREBY EACH PARTY AGREED TO SUBMIT DISPUTES TO BINDING ARBITRATION.

HCP, INC.

By:	/s/ JAMES F. FLAHERTY III
Name:	JAMES F. FLAHERTY III
Title:	Chief Executive Officer

JAMES W. MERCER

/s/ JAMES W. MERCER

Exhibit A

EXECUTIVE MUST SIGN THIS AGREEMENT
ON OR AFTER HIS LAST DAY OF EMPLOYMENT

GENERAL RELEASE OF CLAIMS
This Release of Claims (this “Agreement”) is entered into by and between HCP, Inc. (the “Company”), and James W. Mercer (“Executive”) (together, the “Parties”) on the below-indicated date.

WHEREAS, Executive and the Company entered into an Employment Agreement dated as of May 31, 2011 (the “Employment Agreement”), that provides Executive certain severance and other benefits in the event of certain terminations of Executive’s employment;

WHEREAS, Executive’s employment has so terminated; and

WHEREAS, pursuant to Sections 5(b) of the Employment Agreement, a condition precedent to Executive’s entitlement to certain severance and other benefits thereunder is his agreement to this Agreement.

NOW, THEREFORE, in consideration of the severance and other benefits provided under the Employment Agreement, the sufficiency of which Executive hereby acknowledges, Executive agrees as follows:

1.
Executive General Release of Claims. Executive, on Executive’s own behalf and on behalf of Executive’s estate, heirs, family members, successors and assigns, hereby voluntarily, knowingly and willfully forever releases and discharges the Company and each of its affiliates, successors, assigns, employees, officers, directors, representatives, shareholders, agents and all persons acting by, through, under or in concert with the Company in both their official and personal capacities (the “Releasees”) from any and all claims, whether or not known, accrued, vested or ripe, that Executive has or may have against the Releasees arising (i) from the beginning of time through the date upon which Executive signs this Agreement, and (ii) from or in any way related to Executive’s employment with the Company or the termination of that employment relationship, including, but not limited to, any such claim for an alleged violation of the following statutes and court-made legal principles:

o	Title VII of the Civil Rights Act of 1964, as amended;

o	The Civil Rights Act of 1991;

o
Any claim arising under the provisions of the False Claims Act, 31 U.S.C.A. § 3730, including, but not limited to, any right to personal gain with respect to any claim asserted under its “qui tam” provisions;

o	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

o	The Executive Retirement Income Security Act of 1974, as amended;

o	The Immigration Reform and Control Act, as amended;

o	The Americans with Disabilities Act of 1990, as amended;

o	The Age Discrimination in Employment Act of 1967, as amended (“ADEA”);

o	The Older Workers Benefit Protection Act of 1990, as amended (“OWBPA”);

o	The Workers Adjustment and Retraining Notification Act, as amended;

o	The Occupational Safety and Health Act, as amended;

o	The Family and Medical Leave Act, and the California Family Rights Act

o	The California Fair Employment and Housing Act;

o	California Labor Code

o	any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

o	any claims arising out of or related to an express or implied employment contract (including, without limitation, the Employment Agreement, or a covenant of good faith and fair dealing;

o	any public policy, contract, tort, or common law; or

o	any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding the foregoing, nothing in this Agreement shall release or waive any rights or claims Executive may have: (i) for indemnification under any written indemnification agreement by and between Executive and the Company and/or under applicable law or the Company’s charter or bylaws; (ii) under any applicable insurance coverage(s) (including but not limited to directors’ and officers’ liability insurance coverage); or (iii) to entitlements, payments and benefits due under Section 5 of the Employment Agreement and with respect to any accrued and vested benefits under any tax-qualified retirement plans.

This release does not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, that Executive understands and agrees that his has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on his behalf arising out of or related to claims or causes of action released herein, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

2.
Company General Release of Claims. The Company also agrees to waive all known or unknown claims against Executive, but such waiver shall exclude, whether known or unknown: (a) any claims arising out of alleged criminal or fraudulent conduct by Executive in connection with his activities as an employee of the Company and (b) a violation of any securities or other governmental laws, rules or regulations relating to Executive’s duties as an employee of the Company.  Notwithstanding the foregoing, the Company does not release its right to have Executive perform his obligations under this Agreement (including, without limitation, his obligations under Section 6 hereof).

3.
Affirmations. Executive affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company or the other Releasees in any forum or form.  Executive furthermore affirms that Executive has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act.  Executive disclaims and waives any right of reinstatement with the Company.

4.
Benefits and COBRA. Except as otherwise provided in this Section 5, effective as of his last day of employment with the Company, Executive will cease all health benefit coverage and other benefit coverage provided by the Company.  Executive acknowledges that the Company has advised Executive of any rights that Executive or his eligible dependants may have under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

5.
Restrictive Covenants.  Executive and the Company acknowledge and agree that each of the restrictive covenants to which Executive is subject as of the date hereof (including without limitation, the provisions set forth in Section 6 of the Employment Agreement) shall continue to apply in accordance with their terms for the applicable periods with respect thereto.

6.
Public Filings; Press Releases. The Company will disclose the existence and terms of this Agreement, and will file this Agreement with the Securities and Exchange Commission in satisfaction of its reporting obligations under the Securities Exchange Act of 1934, as amended.

7.	Return of Personal Property. Executive has returned to the Company all items of the Company’s property in Executive’s possession.

8.
Notices. All notices, demands, consents or communications required or permitted hereunder shall be in writing. Any notice, demand or other communication given under this Agreement shall be deemed to be given if given in writing (including facsimile or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the sender) and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, five

(5) days shall have elapsed after the same shall have been deposited in the United States mail, with first-class postage prepaid and registered or certified:

To the Company:	Chief Executive Officer

HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, CA 90806

To Executive:	At address currently on the Company’s records

9.
Governing Law and Interpretation. This Agreement shall be governed and controlled by and in accordance with the laws of the State of California without regard to its conflict of laws provision.  In the event Executive or the Company breaches any provision of this Agreement, Executive and the Company affirm that either may institute an action to specifically enforce any term or terms of this Agreement.  Venue for any action brought to enforce the terms of this Agreement or for breach thereof shall lie in any court of competent jurisdiction in Los Angeles County, California.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The Parties affirm that this Agreement is the product of negotiation and agree that it shall not be construed against either Party on the basis of sole authorship.

10.
No Admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration set forth in the Employment Agreement shall be deemed or construed at any time for any purpose as an admission by any party of any liability, wrongdoing or unlawful conduct of any kind.

11.	Amendment. This Agreement may not be modified, altered or changed except upon express written consent of Executive and the Company.

12.
Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto and fully supersedes any prior agreements or understandings between the Parties, except with respect to certain provisions of other prior agreements specifically incorporated by reference herein. Each party acknowledges that such party has not relied on any representations, promises, or agreements of any kind made to such party in connection with the other party’s decision to enter into this Agreement, except for those set forth in this Agreement.

13.
Consultation with Attorney; Voluntary Agreement.  Executive acknowledges that (a) the Company has advised Executive of Executive’s right to consult with an attorney of Executive’s own choosing prior to executing this Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Agreement, (c) Executive is

13.
entering into this Agreement, including the releases set forth in Section 1, knowingly, freely and voluntarily in exchange for good and valuable consideration and (d) Executive would not be entitled to the benefits described in the applicable sections of the Employment Agreement in the absence of this Agreement.

14.
ADEA Release.  Without limiting the scope of this Agreement in any way, Executive certifies that this Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Executive has or may claim to have under the ADEA as amended by the OWBPA.  This release does not govern any rights or claims that might arise under the ADEA after the date this Agreement is signed by Executive.  Executive acknowledges that:  (i) the consideration provided pursuant to the Employment Agreement is in addition to any consideration that Employee would otherwise be entitled to receive absent the release; (ii) Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement; (iii) Executive has been provided a full and ample opportunity to review this Agreement, including a period of 21 calendar days within which to consider it; (iv) to the extent that Executive takes less than 21 calendar days to consider this Agreement prior to execution, Executive acknowledges that he had sufficient time to consider this Agreement with counsel and that Executive expressly, voluntarily and knowingly waives any additional time; and (v) Executive is aware of Executive’s right to revoke this Agreement at any time within the seven (7) calendar day period following the date on which Executive signs the Agreement and that the Agreement shall not become effective or enforceable until the seven (7) day revocation period expires.  Employee further understands that Employee shall relinquish any right he has to the consideration specifically conditioned upon a release if Employee exercises his right to revoke it.  Notice of revocation must be made in writing pursuant to Section 8 of this Agreement and must be received by the Company no later than 5:00 p.m. (Pacific Standard Time) no later than the seventh (7th) day after Executive signs this Agreement.

15.
For the purpose of implementing a full and complete release, Executive understands and agrees that the Release is intended to include all claims, if any, which Executive may have and which Employee does not now know or suspect to exist in Executive’s favor against the Company or any Company Releasees and this Release extinguishes those claims.  Accordingly, Executive expressly waives all rights afforded by any statute or regulation in any applicable jurisdiction prohibiting, limiting, or restricting the waiver of unknown claims.  Executive makes this waiver with full knowledge of Executive’s rights and with specific intent to release both Executive’s known and unknown claims.  Specifically, Employee expressly waives the applicability and benefits of California Civil Code Section 1542, which provides as follows:

Section 1542:  A general release does not extend to any claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

IN WITNESS WHEREOF, Executive knowingly and voluntarily executed this Agreement as of the below-written date

JAMES W. MERCER

By:
Date